UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2005

EQUITY OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-13115	36-4151656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

EOP OPERATING LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	1-13625	36-4156801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza Suite 2100, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 466-3300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On February 10, 2005, EOP Operating Limited Partnership (“EOP Partnership”) obtained, and on February 14, 2005 fully drew upon, a $250 million unsecured term loan facility (the “Facility”). The Facility bears interest at LIBOR plus a spread of 35 basis points (this spread is subject to change based upon our credit rating) and matures on February 10, 2006. Funds from this Facility and our existing $1.0 billion line of credit were used to redeem $525 million of unsecured notes that matured in February 2005. The amount outstanding under our $1.0 billion line of credit as of February 15, 2005, was $704.0 million. This balance is expected to increase or decrease from time to time based upon the cash requirements of EOP Partnership over time. The Facility is governed under the same affirmative and negative covenants as our existing $1.0 billion line of credit. Amounts borrowed under this Facility are required to be repaid with net proceeds from the issuance of unsecured notes and, at our option, certain proceeds from future assets sales. EOP Partnership has the option to increase the Facility up to $600 million. This option is only available until August 2005, six months from close. Upon exercise of the option, the interest rate will increase to LIBOR plus a spread of 45 basis points (this spread is subject to change based upon our credit rating). The Facility is fully and unconditionally guaranteed as to the payment of principal and interest by Equity Office Properties Trust, EOP Partnership’s general partner.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
Date: February 16, 2005	By:	/s/ Marsha C. Williams
Marsha C. Williams
Executive Vice President and Chief Financial Officer

EOP OPERATING LIMITED PARTNERSHIP
By:	EQUITY OFFICE PROPERTIES TRUST
its general partner

Date: February 16, 2005	By:	/s/ Marsha C. Williams
Marsha C. Williams
Executive Vice President and Chief Financial Officer

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